Exhibit 10.33

Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPERATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).  APPROXIMATELY FIVE (5) PAGES HAVE BEEN OMITTED FROM ARTICLE 7 AND FROM EXHIBIT D PURSUANT TO THE CONFIDENTIAL TREATMENT REQUEST.

NATURAL GAS LIQUIDS TRANSPORTATION, FRACTIONATION AND MARKETING AGREEMENT

THIS NATURAL GAS LIQUIDS TRANSPORTATION, FRACTIONATION AND MARKETING AGREEMENT (this “Agreement”) is made and entered into this 16th day of November, 2007, by and between EQUITABLE GATHERING, LLC (herein referred to as “Equitable”), and MARKWEST ENERGY APPALACHIA, L.L.C. (herein referred to as “MEA”).

RECITALS:

A.            Equitable operates and is acquiring that certain existing gas processing plant and related facilities together with gas compression facilities located in the vicinity of Langley, Kentucky, known as the “Maytown Plant”; and

B.            Equitable is constructing and installing additional gas processing and gas compression facilities located in the vicinity of Langley, Kentucky, to operate in conjunction with the Maytown Plant, said additional facilities referred to herein as the “Langley Plant”;

C.            Equitable desires to deliver to MEA and MEA desires to receive from Equitable, natural gas liquids recovered at the Plant (as defined herein), and recovered from other sources, as provided herein, and the parties desire to have such natural gas liquids transported to the Siloam Facility (as defined herein), fractionated into commercial components at the Siloam Facility, and to have such fractionated components marketed and Sold.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

The following definitions shall apply for all purposes of this Agreement unless otherwise indicated:

Accounting Period.  The period commencing at 10:00 a.m., Eastern Time, on the first day of a calendar month and ending at 10:00 a.m., Eastern Time, on the first day of the next succeeding month.

Affiliate.  When used with respect to a Person, means any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person, where control, and its derivatives, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (whether through majority ownership of securities or partnership or other ownership interests, by contract or otherwise, including, without limitation, through the ownership of the general partner of any partnership).

Delivery Point.  **

Effective Date.  The date upon which MEA has transferred and conveyed the Maytown Plant to Equitable.

Equitable Group.  Equitable Production Company, Equitable Gathering, LLC, and each current and subsequently created Affiliate of each of them.

Equitable Pipeline.  The existing pipeline running from the Plant to the interconnection, near Ranger, West Virginia, with the MEA Pipeline, including any replacement of such pipeline.

Fractionated Products.  The component products derived from the fractionation operations at the Siloam Facility.

Gathering Area.  The area of gas production and gathering as described in Exhibit B.

MEA Pipeline.  The pipeline to transport natural gas liquids running from the point commonly referred to as “Ranger, West Virginia” to the Siloam Facility.

Net Sales Price.  **

Person or person. Any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

Plant Products.  Liquid hydrocarbon components (ethane, propane, iso-butane, normal butane, iso-pentane, normal pentane, hexanes plus, any other liquid hydrocarbon product, or any mixtures thereof, and any incidental methane included in any of the foregoing), which are separated, extracted or condensed from natural gas at the Plant.

Plant.  The Maytown Plant and the Langley Plant, including (i) any and all gas processing and compression facilities to be installed to replace any of the foregoing or to expand or alter any of the foregoing, all located in the vicinity of Langley, Kentucky; (ii) gas refrigeration and chilling equipment, gas compression and cooling equipment, product separation and fractionation vessels, product storage vessels, and associated condensing, heating, compressing, pumping, conveying, and other equipment and instrumentation; (iii) all existing piping, valves and fittings; including any refrigeration compression required by plant operations; (iv) all control systems and equipment; (v) all measurement and communications equipment; (vi) all utility system; and including all structures associated with those facilities; and (vii) all easements, rights-of-way, and other property rights pertaining to the construction and operation of those facilities wherever those facilities, structures, easements, rights-of-way, and other property rights are located.

Siloam Facility.  MEA’s Siloam fractionation facility located near South Shore, Kentucky, including (i) any treating equipment, products separation and fractionation vessels; (ii) all above ground products storage vessels and all below ground products storage caverns and facilities; (iii) all associated condensing, heating, pumping, conveying, and other equipment and instrumentation; (iv) all structures associated with those facilities; (v) all products loading facilities, including railcar loading, truck loading and barge loading facilities; (vi) all control systems and equipment; (vii) all measurement and communication equipment; (viii) all utility systems, and including all structures associated with those facilities; and (ix) all easements, rights-of-way, and other property rights pertaining to the construction and operation of those facilities wherever those facilities, structures, easements, rights-of-way, and other property rights are located.

Sold.   Any physical sale or similar transaction.

ARTICLE 2
EQUITABLE COMMITMENTS

2.1           (a) As of the Effective Date and subject to the restrictions set forth in this Article 2 and elsewhere in this Agreement, Equitable commits to deliver ** calculated on an average daily basis during an Accounting Period.  **

2.2           Nothing herein shall constitute any guarantee or warranty by Equitable of minimum volumes of natural gas delivered to the Plant, or the content of hydrocarbon liquids thereof, or the amount of Plant Products recovered therefrom or that there exists sufficient trucking capacity and/or pipeline capacity to effectuate delivery of the Plant Products and natural gas liquids, as set forth in Section 2.1, to the applicable Delivery Point.

2.3           Equitable will operate the Plant in accordance with the standard a prudent operator under similar conditions would operate, and in compliance with applicable laws, rules and regulations.

2.4           **

2.5           Equitable commits to use commercially reasonable efforts to construct the Langley Plant and to put it in service for use under the terms of this Agreement by **.

2.6           In addition, and as a material inducement for MEA to expand its Siloam Facility, Equitable commits to cause itself or an affiliate of Equitable to construct and place into service, within a commercially reasonable time, the replacement for the current Equitable Pipeline, ** (the “Replacement Equitable Pipeline”).

ARTICLE 3
MEA COMMITMENTS

3.1           Subject to the other provisions of this Agreement, as of the Effective Date, MEA shall

(a)                                  Receive the natural gas liquids (inclusive of Plant Products) delivered by Equitable at the applicable Delivery Point, fractionate such Plant Products and natural gas liquids at the Siloam Facility, market (in the manner set forth in Section 7.3 of this Agreement) the fractionated components derived from the Plant Products and natural gas liquids and remit payment to Equitable for such Plant Products and natural gas liquids pursuant to the provisions of Article 7 below.

(b)                                 As of the Effective Date:

(i)                                     MEA shall arrange for fractionation at the Siloam Facility and pipeline transportation from the point where the Replacement Equitable Pipeline interconnects with MEA’s liquid line (collectively, the “Capacity”) of up to a maximum of ** gallons, on any day, of Plant Products and natural gas liquids delivered by Equitable hereunder; provided, however, MEA shall not be responsible to provide such pipeline transportation until such time as the Replacement Equitable Pipeline is placed into service, or at such time that Equitable has the ability to deliver natural gas liquids (inclusive of Plant Products) to the ** through a partially completed Replacement Equitable Pipeline, it being understood that any such commitment on the part of MEA is subject to the terms herein (including but not limited to Article 4 and Article 5) and MEA’s ability to meet any regulatory or safety requirements with regards to operating the MEA Pipeline.  Equitable will give MEA at least 30 days advance written notice prior to commencing deliveries to **; provided, however, such deliveries to ** may not commence prior to **.

(ii)                                  MEA shall arrange for trucking and provide capacity for truck unloading at the Siloam Facility of up to a maximum of ** gallons, on any day, of Plant Products and natural gas liquids delivered by Equitable hereunder.

(c)                                  Prior to the commencement of operations of the Replacement Equitable Pipeline, MEA will arrange truck transportation, and Equitable will cooperate and coordinate deliveries with MEA, as to delivery of Plant Products and natural gas liquids to the Siloam Facility by truck transportation in quantities above the applicable volumes set forth in Section 3.1(b)(ii) above and Section 3.1(d) below, as MEA, in its sole and reasonable discretion, determines it can accommodate at the Siloam Facility.  **

(d)                                 Notwithstanding anything to the contrary herein, MEA will have the following available capacities at the Siloam Facility for truck unloading and for fractionation of Plant Products and natural gas liquids by the following dates:

(i)                                     ** gallons per day by **; and

(ii)                                  ** gallons per day by ** (“First Expansion Date”).

(e)                                  By ** (“Second Expansion Date”), MEA shall provide Capacity for a total of ** gallons per day of Plant Products and natural gas liquids delivered by Equitable hereunder through the Replacement Equitable Pipeline.

(f)                                    MEA may accelerate the First Expansion Date to no earlier than ** (and such earlier date shall be referred to as the “Early First Expansion Date”); and may accelerate the Second Expansion Date to no earlier than ** (“Early Second Expansion Date”).  If either of the foregoing Early Expansion Dates will become effective, due to MEA providing the capacities required before the applicable Expansion Date, MEA will give written notice to Equitable of the completion of the expansion to provide the applicable capacity and the applicable Early Expansion Date will be effective two days following such notice.

(g)                                 MEA commits to expand the MEA Pipeline and Siloam Facility as necessary to provide an additional ** gallons per day of Capacity over that provided pursuant to 3.1(e) above, for Plant Products and natural gas liquids delivered by Equitable hereunder, on the following terms and conditions:

(i)                                     Equitable shall have the right to request incremental additional Capacity above the ** gallons per day Capacity by providing MEA with written notice ** in advance of the date on which Equitable anticipates the need for any portion of such requested incremental additional Capacity (“Incremental Capacity Start-Up Date”). The request shall cover Equitable’s anticipated requirements for additional Capacity for the ** period following the Incremental Capacity Start-Up Date (“Ramp-Up Period”), and the request shall include reasonable projections of the need for incremental additional Capacity on a monthly basis during the Ramp-Up Period, up to the total of the requested additional Capacity (the “Ramp-Up Schedule”).

(ii)                                  MEA shall have no obligation to provide total Capacity to Equitable for Plant Products and natural gas liquids delivered by Equitable hereunder in excess of ** gallons per day.

(iii)                               Each request for additional Capacity shall be in increments of ** gallons per day or greater; provided, if a request for additional Capacity occurs when the difference between ** gallons per day and the then current Capacity is less than ** gallons per day, such request may be made for the remaining increment to bring total capacity to ** gallons per day.

(iv)                              MEA shall acknowledge and confirm, in writing, Equitable’s request(s) for capacity within twenty (20) days of receipt.

(v)                                 MEA shall construct, install and make operational the requested additional Capacity in increments and with timing that meets the Ramp-Up Schedule submitted by Equitable for the applicable Ramp-Up Period.

(vi)                              **

3.2           Notwithstanding anything to the contrary herein, within ninety (90) days from the date hereof, MEA and Equitable shall cooperate to identify other options, and the associated costs for implementing such options, that may be available to increase the available capacity at the Siloam Facility for truck unloading and for fractionation of Plant Products and natural gas liquids to ** gallons per day, or to identify other options, and costs, to market unfractionated natural gas liquids to other markets.  The undertaking and implementation of any of the foregoing options shall be subject to the mutual agreement of the parties which shall include agreement upon the allocation of any incremental costs which would be incurred in implementing such option.

3.3           MEA will operate the MEA Pipeline and the Siloam Facility in accordance with the standard a prudent operator under similar conditions would operate, and in compliance with applicable laws, rules and regulations.

3.4           Equitable and MEA acknowledge and agree that, contemporaneous with the execution of this Agreement, the parties have amended that certain Netting, Financial Responsibility and Security Agreement by and between Equitable Production Company and MarkWest Hydrocarbon, Inc., dated September 23, 2004, that certain Netting, Financial Responsibility and Security Agreement by and between Equitable Production Company and MEA, dated September 23, 2004 and/or entered into other agreements to provide for performance assurances by MarkWest Hydrocarbon, Inc. in the event of a decline in MEA’s financial condition and for certain changes in the value and volume of fractionated products under this Agreement.

ARTICLE 4
QUALITY SPECIFICATIONS

4.1           The Plant Products, and other natural gas liquids, delivered by Equitable to MEA from the Plant shall be of a quality which, when fractionated, meets the applicable specifications set forth on Exhibit A, attached hereto.  In particular, but without limiting the other specifications on Exhibit A, the Plant Products and other natural gas liquids delivered hereunder shall only contain such amount of ethane such that the propane products fractionated by MEA will not exceed the ethane content set forth on Exhibit A.

4.2           Should any of the Plant Products or natural gas liquids fail to meet the above specifications, then:

(a)                                  MEA may take receipt of the non-conforming Plant Products or natural gas liquids, and that receipt shall not be construed as a waiver or change of standards for future Plant Product or natural gas liquid deliveries; or

(b)                                 MEA may, at its sole but reasonable discretion, cease receiving the non-conforming Plant Products or natural gas liquids, and shall notify Equitable that it has, or will, cease receiving the non-conforming Plant Products or natural gas liquids; provided that such rejection shall not otherwise excuse Equitable from its delivery obligations pursuant to Section 2.1 of this Agreement for the time period during which MEA ceases receiving deliveries.

4.3           All Plant Products and natural gas liquids delivered to ** shall be delivered at a pressure sufficient to effect delivery into ** at the pressures at the **.  Plant Products and natural gas liquids delivered to ** will be delivered at as uniform of flow rate as is practical.

4.4           All MEA deliveries at Equitable facilities shall comply with Equitable’s safety policies and procedures.

ARTICLE 5
MEASUREMENT

5.1           Truck Measurement.  Until the Replacement Equitable Pipeline has been constructed, installed and made operational, quantities of Plant Products and natural gas liquids delivered into trucks at the ** will be determined by weighing each truck, using State certified scales, both full and after the Plant Products and natural gas liquids have been unloaded and calculating the weight of the Plant Products and natural gas liquids delivered.  A sample of the Plant Products and natural gas liquids will be taken and analyzed, using means and methods generally acceptable in the gas industry, to determine the component composition and specific gravity of the delivered Plant Products and natural gas liquids.  The measured weight and compositional analysis will be applied in accordance with the ASTM-IP Petroleum Measurement Tables, American Edition, ASTM designation D 1250, Table No. 24, to determine the volume of Plant Products and natural gas liquids delivered by component, corrected to 60°F.

5.2           Pipeline Interconnect Measurement.  Equitable shall design and construct a liquid hydrocarbon metering facility containing meters for both custody transfer measurement and for check measurement meeting the specifications set forth in this Agreement and reasonably acceptable to MEA.  The liquid hydrocarbons shall be measured in pounds (lbm) by coriolis meters mutually acceptable to Equitable and MEA.  Two meters shall be installed in series (Meter A and Meter B).  Meter A shall be the first meter in the line of flow and shall be designated as the “Check Meter”.  Meter B shall be the second meter in the line of flow and shall be the “Accounting Meter”.  If additional meter runs are required, they shall be configured in the same manner.  The facility will be constructed with prover loops and sufficient access for either truck mounted or trailer mounted provers so that the custody and check meters can be proved on site with ball provers (if agreed upon by the parties herein).

The liquid stream shall be analyzed with a gas chromatograph mutually acceptable to Equitable and MEA.  The gas chromatograph shall be housed in a temperature controlled building.  The natural gas liquid will be vaporized to a gas state prior to analysis by the chromatograph.  The analysis results shall be used to calculate the hydrocarbon liquids physical properties.  The calibration gas shall be certified by the supplier, and shall be stored and used in a temperature-controlled environment so that condensation of any component does not occur.

5.3           Btu Calculation.  The quantity of Btus in the liquid hydrocarbon stream shall be calculated by using the accumulated mass of the hydrocarbon liquid stream from the Accounting Meter and the weight percent of each liquid hydrocarbon component determined by chromatographic analysis.  More specifically, the calculation steps are:

(a)                                  Calculate the weight fraction of each component by multiplying the mole fraction of each component (from chromatographic analysis) by its molecular weight (from latest approved edition of GPA standard 2145) to obtain the weight (lbs).  The component weight is then divided by the total composite weight to obtain the weight fraction of each component.

(b)                                 Calculate the composite total Btu of each pound (Btu/lbm) of liquid hydrocarbon mixture.  This is obtained by multiplying the weight fraction of each component from (a) by its standard Gross Heating Value.  For purposes of this section, Gross Heating Value is obtained from Gas Processor Association (GPA), Standard 2145, latest edition.  The value used is “Btu/lbm, fuel as ideal gas”.  Hexanes+ shall initially be 20,899 subject to subsequent determination by a mutually agreeable third-party laboratory.  Analysis shall be conducted at intervals not to exceed one year.

(c)                                  Calculate each liquid hydrocarbon component’s portion of the total Btu of each pound of liquid hydrocarbon by taking the total Btu of each pound (Btu/lbm) value from (b) and multiplying by the weight fraction of each component.

(d)                                 Calculate the total Btus in the liquid hydrocarbon stream by multiplying the total mass (lbm) from the Accounting Meter by the total Btus per pound (Btu/lbm) from (c).

5.4           Meter Operation.  MEA shall own and be responsible for the operation and maintenance and all associated operation and maintenance costs of the Accounting Meter(s).  Equitable shall own and be responsible for the operation and maintenance and all associated operation and maintenance costs of the Check Meter(s).  An online comparison of the difference in measurements by the two (2) meters shall be maintained.  If the difference between the daily accumulated total mass flow readings (lbm) at Meter A and Meter B exceeds 1% of the reading of Meter B, for longer than (10) consecutive days, the meter with the smaller mass flow reading shall be returned to the factory for repair and calibration.  The calibration may also be performed by mutually agreed upon means between Equitable and MEA. The remaining meter will serve as the Accounting Meter during this period.  After calibration of the meter with the smaller mass flow reading, if the difference between the meter readings still exceeds 1% of the meter of Meter B, for longer than ten (10) consecutive days, then the other meter will be returned to the factory for repair and calibration or calibrated by means mutually agreed upon between Equitable and MEA.  Readings during the period where the difference exceeds 1% shall be adjusted to reflect readings based upon the meter determined to be more accurate during that period.  If both Meter A and Meter B should fail, recordings and quantities shall be determined as followed in descending order:

(a)                                  Using measurement from other check meters, if any, which were in operation during the period to be corrected; or if this cannot be done,

(b)                                 By correcting the error if the percentage of error is ascertainable by calibration or calculation; or if this cannot be done,

(c)                                  By comparison with quantities flowing under similar conditions when the meter was registering accurately and by the use of pertinent plant records, including, but not limited to, storage tank readings.

(d)                                 If the preceding methods cannot be done, an alternate method agreed to by the parties herein shall control.

Any correction shall be retroactive for any period definitely known or, if not known, it shall be retroactive for one-half of the volume displaced since the last test of the measuring equipment affected, not to exceed 50% of the volume displaced.  However, no correction shall be made if the magnitude of the error is determined to be .0050 (0.50%) or less.  Any corrections shall be debited or credited on the next subsequent statements for the Accounting Period.

5.5           Measurement Accuracy and Testing.  The liquid hydrocarbon measurement equipment shall be calibrated at least once every 12 month period.  The calibration procedure will be either the manufacturer’s recommended methods or by other means mutually agreed upon by Equitable and MEA.  The calibration frequency may be altered in the future if agreed upon by both parties in writing.  The Check Meter will serve as the Accounting Meter during all periods the Accounting Meter is out of service. When the Accounting Meter is returned, the Check Meter shall be calibrated by the same method as the Accounting Meter.  If a meter is calibrated due to differences exceeding 1% of Meter B before the 12 month period is reached, the period between calibrations will start at the last completed calibration.  MEA and Equitable shall share all costs of recalibration.  Each party shall promptly provide the other the results of all meter calibrations in writing following their receipt of the results.

If field meter proving equipment is used for calibration, it shall be designed, manufactured, and tested in accordance with Chapter 4 of the “API Manual of Petroleum Measurement Standards” as current at the time of such design, manufacture, and testing.  Proving equipment shall be recertified to NIST (National Institute of Standards and Technology) at least annually.  Meter proving shall be done at least annually by a mutually agreed upon third party meter proving service, in accordance with Chapters 4 and 5 of the “API Manual Of Petroleum Measurement Standards”, as amended from time to time.  The calibration frequency may be altered in the future if agreed upon by both parties in writing.  Recalibration of gravitometers, densitometers or such other similar devices, or the determination of a gravitometer adjustment factor shall be done once per quarter, by use of a pyonometer to an accuracy of fifty one-hundredths percent (0.50%).

The chromatographic equipment shall be tested and recalibrated on a monthly basis.  MEA shall own and be responsible for the operation and maintenance and all associated operation and maintenance costs of the chromatograph.  At any time that inaccuracies in the chromatograph is suspected, MEA shall obtain samples of the natural gas liquid and calibration gas and shall have a mutually agreeable third party laboratory analyze the samples.  If inaccuracies are found, the calibration gas shall be changed to be representative of the natural gas liquid.

Both parties shall have access to the metering equipment at all reasonable times.  Each party must notify the other party a minimum of twenty four (24) hours in advance of any planned

testing, calibrations, or meter provings.  Each party may have a representative present during any of the foregoing activities.   Representatives of both parties shall have the right to be present during any repairing, inspecting, testing, calibrating, or adjusting done in connection with the measuring equipment. Each party reserves the right at a future date to install additional check meters; such meters shall be of a type mutually agreeable to both parties and shall not be installed in such a manner as to interfere with the proper operation of other existing measurement equipment.

If either party to this Agreement notifies the other party that it desires a special test of any measuring equipment, the parties shall cooperate to secure a prompt verification of such equipment, at the expense of the party requesting such special test.  However, if a meter or other equipment is found to be in error by more than 1%, MEA shall bear the expense of such special test.

5.6           Standards.  The measurement equipment shall maintained and operated in accordance with the latest amended and revised edition of (a) “API Manual of Petroleum Measurement Standards”, Chapters 1, Vocabulary; Chapter 4, Proving Systems; Chapter 5, Metering; Chapter 12, Calculation of Petroleum Quantities; and Chapter 14, Section 6, Installing and Proving Density Meters; (b) GPA Publication 2145-95, “Table of Physical Constants of Paraffin Hydrocarbons and Other Components of Natural Gas”; (c) GPA Publication 2174, “Methods for Obtaining Hydrocarbon Fluid Samples Using a Floating Piston Cylinder”; (d) GPA Publication 2177, “Methods for Analysis of Demethanized Natural Gas Liquid Mixtures by Gas Chromatography”; (e) GPA Publication 8173, “Standard for Converting Natural Gas Liquids and Vapors to Equivalent Liquid Volumes”; and (f) GPA Publication 8182, “Standard for the Mass Measurement of Natural Gas Liquids”, and any other API and GPA standards and publications that are considered industry standards that are applicable.

5.7           Record Retention.  All records shall be retained for audit purposes for a period of two (2) years or a longer period if required by any applicable law and/or regulatory body.  Each party reserves the right to contract outside services to participate in any audits or review of data.

5.8           Flow Computer / RTU.  The custody transfer flow computer / RTU shall be mutually agreed upon by both parties.  MEA shall operate and maintain the custody transfer flow computer / RTU.  Equitable shall have the right to install an audit flow computer / RTU and share any electronic signals that are necessary to audit the station.

5.9           Gallons Calculation.  For purposes of fees and compensation, gallons of individual Plant Products and natural gas liquids shall be calculated in the following manner:

Divide the individual Plant Product or natural gas liquid mass (lbm) by the individual liquid absolute density (lbm/gal).  The individual liquid absolute density values shall be taken from the latest edition of GPA Standard 2145, except for the component “Hexanes plus”, for which “pounds per gallon” shall be analytically determined.